Exhibit 99.1

Ocata Therapeutics Provides Corporate Update for the Second Quarter of 2015

Call Scheduled for Today at 4:30 P.M.

MARLBOROUGH, Mass. – August 6, 2015 - Ocata Therapeutics, Inc. (NASDAQ: OCAT), a leader in the field of Regenerative Ophthalmology™, today provided a corporate update for the second quarter of 2015.

“During the quarter, we made significant progress across multiple aspects of our business, most notably towards the initiation of a Phase 2 study in dry AMD and a pivotal study in SMD,” said Paul K. Wotton, Ph.D., President and Chief Executive Officer. “In addition, the completion of our financing has provided us with resources necessary to fund development of our RPE program, including our dry AMD Phase 2 safety trial with intermediate top line data expected from the first cohort in the second quarter of 2016, a significant potential inflection point for the company. We have also made progress in our preclinical pipeline, most notably with our photoreceptor progenitor program and data from this will be reported later this year.”

Second Quarter and Subsequent Highlights

•	Following completion of dosing of its Phase 1/2 studies for dry age-related macular degeneration (AMD) and Stargardt’s Macular Degeneration (SMD) in late first quarter 2015, Ocata made significant progress towards the initiation of a Phase 2 study in dry AMD and a pivotal SMD study in the second half of 2015.
•	Published top-line, positive results in Asian patients who were treated with Ocata’s proprietary RPE cells. The study included twelve months of post-transplant follow-up data from four Asian patients; two with Stargardt’s macular degeneration (SMD) and two with dry age-related macular degeneration (AMD). In this study there was again no evidence of adverse proliferation, tumorigenic behavior, ectopic tissue formation, or other serious safety issues related to the transplanted RPE cells. Although designed as a safety study, visual acuity improved 9–19 letters in three patients and remained stable (+1 letter) in one patient.
•	Completed an underwritten offering of 5,500,000 shares of its common stock together with accompanying warrants to purchase an aggregate of 2,750,000 shares of common stock. The combined offering price of each share of common stock and accompanying warrant was $5.50. The net proceeds to Ocata Therapeutics from this were approximately $28.2 million. As of June 30, 2015 the company had approximately $31.9 million in cash and cash equivalents.
•	Continued to fortify the patent protection covering its retinal pigment epithelium (RPE) transplant technology for macular degeneration with the issuance of additional patents by the United States Patent and Trademark Office (USPTO). The company now has 9 U.S. patents in its global RPE portfolio including IP covering RPE derived from any pluripotent stem cell source.
•	Added to the Russell 2000®, 3000®, Russell Global, and Russell Microcap indices.

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Financial Overview

For the second quarter of 2015, Ocata reported a net loss applicable to common stock of $7.2 million, or $0.20 per share, compared to a net loss applicable to common stock of $16.1 million, or $0.55 per share for the same period in 2014.

R&D expenses, excluding non-cash stock compensation, increased 14% year-over-year to $3.0 million in the second quarter. The increase was primarily driven by expenses related to preparation for upcoming clinical trials.

G&A expenses, excluding non-cash stock compensation, increased 13% year-over-year to $2.3 million in the second quarter. The increase was primarily due to increases in payroll and corporate activities. G&A expenses decreased compared to the first quarter of 2015.

As of June 30, 2015, the company had approximately $31.9 million in cash and cash equivalents.

Conference Call and Webcast

Ocata will host a conference call today, Thursday, August 6, 2015 at 4:30 p.m. EDT.

Interested parties may access the call live by dialing (888) 312-3054 (US) or (719) 325-2449 (international) and using conference ID 2737702.

A live audio webcast of the presentation will be available via the “Investor Relations” page of the Ocata website, www.ocata.com. A replay of the webcast will be archived on Ocata’s website for 90 days.

About Ocata Therapeutics, Inc.

Ocata Therapeutics, Inc. is a clinical stage biotechnology company focused on the development and commercialization of Regenerative Ophthalmology therapeutics. Ocata’s most advanced products are in clinical trials for the treatment of Stargardt’s macular degeneration, dry age-related macular degeneration, and myopic macular degeneration. Ocata’s intellectual property portfolio includes pluripotent stem cell platforms – hESC and induced pluripotent stem cell (iPSC) – and other cell therapy research programs. For more information, visit www.ocata.com.

About Age-related Macular Degeneration

Age-related macular degeneration is the leading cause of vision loss in people over the age of 50. Every year in the USA there are 1.8 million patients newly diagnosed with dry AMD which occurs when light-sensitive photoreceptor cells in the macula, located in the center of the retina, slowly break down, causing vision loss as a result. Photoreceptor breakdown is a consequence of loss or damage to the RPE layer. As the disease progresses, patients may have difficulty reading and recognizing faces. There is currently no proven medical therapy for dry AMD and the projected number of people worldwide with age-related macular degeneration in 2020 is 196 million, increasing to 288 million in 2040 underscoring the urgent need for new treatments.

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About Stargardt’s Disease

Stargardt’s macular degeneration is a form of juvenile macular degeneration that affects vision in children and young adults between the ages of six and 20, with a prevalence of approximately one in 10,000 people in the United States. It is an orphan disease and loss of vision is an inevitable aspect of SMD, with more than half of the patients experiencing vision loss in the range of 20/200-20/400. Like dry AMD, it occurs as a result of damage to the RPE layer and there are no treatments currently approved to prevent or slow the vision loss associated with SMD.

Forward-Looking Statements

All statements, other than historical facts, contained in this news release, including statements regarding the expected timing of Ocata’s planned clinical trials and the release of top line and other data from those trails, the expected release of data regarding Ocata’s preclinical pipeline, and any other statements about Ocata’s future expectations, beliefs, goals, plans, results or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the fact that Ocata has no product revenue and no products approved for marketing; Ocata’s limited operating history; Ocata’s need for and limited sources of future capital; potential failures or delays in obtaining regulatory approval of products; risks inherent in the development and commercialization of potential products; reliance on new and unproven technology in the development of products; the need to protect Ocata’s intellectual property; the challenges associated with conducting and enrolling clinical trials; the risk that the results of clinical trials may not support Ocata’s product candidate claims; the risk that physicians and patients may not accept or use Ocata’s products, even if approved; Ocata’s reliance on third parties to conduct its clinical trials and to formulate and manufacture its product candidates; and economic conditions generally. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Ocata’s periodic reports, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Forward-looking statements are based on the beliefs, opinions, and expectations of Ocata’s management at the time they are made, and Ocata does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. Forward-looking statements are based on the beliefs, opinions, and expectations of Ocata’s management at the time they are made, and Ocata does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. There can be no assurance that Ocata’s future clinical trials will be successful or that the results of previous clinical studies will lead to commercialization or products or therapies.

Contact:

Investors:

Westwicke Partners

John Woolford, 443-213-0506

john.woolford@westwicke.com

or

Press:

Russo Partners

David Schull, 858-717-2310

david.schull@russopartnersllc.com

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